Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation Announces Second Quarter Dividend

HOUSTON, May 13, 2015 - Tesco Corporation (NASDAQ: TESO) announced today that its Board of Directors approved a second quarter dividend of $0.05 per share of common stock issued and outstanding at the close of business on May 29, 2015 (the “Record Date”). The dividend will be payable on June 15, 2015 to stockholders of record at the close of business on the Record Date.

ABOUT TESCO CORPORATION
Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. Tesco Corporation seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For more information please contact:
Chris Boone - Chief Financial Officer
Tesco Corporation
(713) 359-7000